Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record First Quarter Revenues and Carloads

First Quarter 2014 Results

•	Record revenues of $607 million, an increase of 10% over first quarter 2013 on a 4% increase in carloads.

•	Operating income of $160 million. Excluding lease termination costs, adjusted operating income of $190 million, 17% higher than a year ago.

•	Operating ratio of 73.7%. Excluding lease termination costs, adjusted operating ratio of 68.7%, a 1.8 point improvement over first quarter 2013.

•	Diluted earnings per share of $0.85. Adjusted diluted earnings per share of $1.05 for first quarter 2014, an 18% increase over first quarter 2013.

Kansas City, MO., April 16, 2014. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2014 revenues of $607 million. Overall, carload volumes were 4% higher than in first quarter 2013.

First quarter revenue growth compared to 2013 was led by a 40% increase in Agriculture and Minerals, primarily due to an increase in grain volumes, after 2013 grain volumes were adversely affected by the severe drought conditions experienced in the Midwest region of the United States during 2012. Revenue from Intermodal and Automotive also grew by 10% and 7%, respectively. Chemical & Petroleum and Industrial & Consumer revenue each grew by 3%, and Energy revenue grew by 2%, compared to first quarter 2013.

After adjusting for lease termination costs, operating expenses in the first quarter were $418 million, 7% higher than 2013 operating expenses. Adjusted operating income for the first quarter of 2014 was $190 million compared with $163 million a year ago, a 17% increase. KCS reported a first quarter 2014 adjusted operating ratio of 68.7%, a 1.8 point improvement from first quarter 2013.

Reported net income in the first quarter of 2014 totaled $94 million, or $0.85 per diluted share, compared with $104 million, or $0.94 per diluted share, in the first quarter of 2013. Excluding the impacts of lease termination costs, foreign exchange rate fluctuations and debt retirement costs, adjusted diluted earnings per share for first quarter 2014 was $1.05, compared with $0.89 in the first quarter of 2013, an 18% increase.

“We are pleased with how our company performed during the first quarter,” stated Kansas City Southern’s President and Chief Executive Officer David L. Starling. “All six commodity groups reported year-over-year revenue gains led by Agriculture & Minerals, which increased 40% over the prior year. Later in the first quarter, KCS also recorded higher than expected utility coal volumes and revenues as a result of higher natural gas prices, which made coal a more competitive option benefitting certain plants we serve.

“While it is still early in the second quarter, KCS business levels have improved in April. The indication that our core business appears to be gaining strength provides us with positive momentum towards achieving the 2014 goals we outlined to investors in January.”

GAAP Reconciliations

($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to
Adjusted Diluted Earnings per Share	Three Months Ended March 31, 2014
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$143.0	$49.0	$94.0	$0.85
Adjustments for:
Lease termination costs	29.9	10.1	19.8	0.18
Debt retirement costs	6.6	2.2	4.4	0.04
Foreign exchange gain	(3.1)	(0.9)	(2.2)	(0.02)
Foreign exchange component of income taxes	—	(0.2)	0.2	—
Adjusted	$176.4	$60.2	116.2
Less: Noncontrolling interest	(i)	(ii)	0.3
Adjusted net income attributable to Kansas City
Southern and subsidiaries - see (a) below			$115.9	$1.05
Adjusted effective income tax rate - see (a) below			34.1%
			(ii)/(i)

	Three Months Ended March 31, 2013
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$158.5	$54.3	$104.2	$0.94
Adjustments for:
Foreign exchange gain	(13.5)	(4.0)	(9.5)	(0.08)
Foreign exchange component of income taxes	—	(3.6)	3.6	0.03
Adjusted	$145.0	$46.7	98.3
Less: Noncontrolling interest	(i)	(ii)	0.4
Adjusted net income attributable to Kansas City
Southern and subsidiaries - see (a) below			$97.9	$0.89
Adjusted effective income tax rate - see (a) below			32.2%
			(ii)/(i)

GAAP Reconciliations (continued)
($ in millions)

Reconciliation of Operating Expenses to Adjusted	Three Months Ended
Operating Expenses	March 31,
	2014	2013
Operating expenses as reported	$447.4	$389.9
Adjustment for lease termination costs	(29.9)	—
Adjusted operating expenses - see (b) below	$417.5	$389.9

Operating income as reported	$160.0	$162.9
Adjusted operating income - see (b) below	189.9	162.9

Operating ratio (c) as reported	73.7%	70.5%
Adjusted operating ratio - see (b) and (c) below	68.7%	70.5%

(a)
The Company believes adjusted diluted earnings per share and the related adjusted effective income tax rate are meaningful as these measures allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impact of changes in foreign currency exchange rates and items that are not directly related to the ongoing operations of the Company.

(b)
The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that are not directly related to the ongoing operations of the Company.

(c)	Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern and Subsidiaries
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2014	2013
Revenues	$607.4	$552.8
Operating expenses:
Compensation and benefits	110.6	106.9
Purchased services	55.2	52.3
Fuel	103.9	90.9
Equipment costs	31.7	41.9
Depreciation and amortization	61.9	53.1
Materials and other	54.2	44.8
Lease termination costs	29.9	—
Total operating expenses	447.4	389.9
Operating income	160.0	162.9
Equity in net earnings of unconsolidated affiliates	5.7	5.5
Interest expense	(18.7)	(23.7)
Debt retirement costs	(6.6)	—
Foreign exchange gain	3.1	13.5
Other income (expense), net	(0.5)	0.3
Income before income taxes	143.0	158.5
Income tax expense	49.0	54.3
Net income	94.0	104.2
Less: Net income attributable to noncontrolling interest	0.3	0.4
Net income attributable to Kansas City Southern and subsidiaries	93.7	103.8
Preferred stock dividends	0.1	0.1
Net income available to common stockholders	$93.6	$103.7

Earnings per share:
Basic earnings per share	$0.85	$0.94
Diluted earnings per share	$0.85	$0.94

Average shares outstanding (in thousands):
Basic	110,086	109,907
Potentially dilutive common shares	317	358
Diluted	110,403	110,265

Kansas City Southern and Subsidiaries
Revenue & Carload/Units by Commodity - First Quarter 2014 and 2013

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change

Chemical & Petroleum
Chemicals	$49.9	$49.9	—	26.6	27.2	(2%)	$1,876	$1,835	2%
Petroleum	28.8	27.1	6%	16.4	17.1	(4%)	1,756	1,585	11%
Plastics	26.5	25.4	4%	14.8	15.2	(3%)	1,791	1,671	7%
Total	105.2	102.4	3%	57.8	59.5	(3%)	1,820	1,721	6%

Industrial & Consumer Products
Forest Products	65.4	64.8	1%	31.4	32.0	(2%)	2,083	2,025	3%
Metals & Scrap	65.9	61.6	7%	34.0	33.9	—	1,938	1,817	7%
Other	17.8	17.8	—	18.2	19.4	(6%)	978	918	7%
Total	149.1	144.2	3%	83.6	85.3	(2%)	1,783	1,691	5%

Agriculture & Minerals
Grain	66.1	39.0	69%	35.3	24.6	43%	1,873	1,585	18%
Food Products	35.2	30.5	15%	14.9	13.4	11%	2,362	2,276	4%
Ores & Minerals	5.1	5.3	(4%)	5.2	5.3	(2%)	981	1,000	(2%)
Stone, Clay & Glass	7.0	6.2	13%	3.3	3.1	6%	2,121	2,000	6%
Total	113.4	81.0	40%	58.7	46.4	27%	1,932	1,746	11%

Energy
Utility Coal	48.8	46.8	4%	48.0	47.4	1%	1,017	987	3%
Coal & Petroleum Coke	9.8	9.6	2%	14.1	13.7	3%	695	701	(1%)
Frac Sand	16.4	13.8	19%	8.2	6.8	21%	2,000	2,029	(1%)
Crude Oil	3.2	6.1	(48%)	2.0	3.1	(35%)	1,600	1,968	(19%)
Total	78.2	76.3	2%	72.3	71.0	2%	1,082	1,075	1%

Intermodal	88.0	79.8	10%	234.2	227.1	3%	376	351	7%

Automotive	52.4	49.1	7%	28.7	27.1	6%	1,826	1,812	1%

TOTAL FOR COMMODITY GROUPS	586.3	532.8	10%	535.3	516.4	4%	$1,095	$1,032	6%

Other Revenue	21.1	20.0	6%

TOTAL	$607.4	$552.8	10%